First PacTrust Bancorp, Inc. Completes Acquisition of The Private Bank of California

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First PacTrust’s total assets exceed $3 billion with branches throughout Southern California and loan production offices in five western states.

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The Private Bank of California merged into First PacTrust’s subsidiary Beach Business Bank, with the resulting bank named The Private Bank of California.

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Transaction is expected to be immediately accretive to core earnings.

IRVINE, California, July 1, 2013 — First PacTrust Bancorp, Inc. (Nasdaq: BANC) (“First PacTrust”), the multi-bank holding company for Pacific Trust Bank and Beach Business Bank (“Beach”), today announced that First PacTrust has completed the acquisition of The Private Bank of California. The acquisition was accomplished by merging The Private Bank of California into Beach.  Upon closing of the transaction, Beach was renamed “The Private Bank of California.”

Steven Sugarman, Chief Executive Officer of First PacTrust, stated “We are thrilled to welcome The Private Bank of California and its talented employees to our organization.  The closing of this transaction is an important step for First PacTrust, which now exceeds $3 billion in consolidated assets.  First PacTrust is increasingly well positioned to serve the banking needs of the most attractive depositors in the most desirable markets of Los Angeles, Orange and San Diego counties.”

FIG Partners, LLC acted as financial adviser to First PacTrust and Wachtell, Lipton, Rosen & Katz served as legal counsel for this transaction. Milestone Advisors acted as financial adviser to The Private Bank of California and King, Holmes, Paterno & Berliner, LLP served as its legal counsel.

About First PacTrust Bancorp

Based in Irvine, Calif., First PacTrust Bancorp, Inc. is the multi-bank holding company of Pacific Trust Bank and The Private Bank of California, with assets that exceed $3 billion operating banking offices in California’s Los Angeles, Orange, San Diego and Riverside counties, and loan production offices in California, Arizona, Oregon, Montana and Washington.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the First PacTrust’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the First PacTrust undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Investor Relations Inquiries:

First PacTrust Bancorp, Inc.

Richard Herrin, 949-236-5300